Exhibit 3.22

REGULATIONS

OF

SSP SERVICES MANAGEMENT, LLC

July 6, 2000

REGULATIONS

OF

SSP SERVICES MANAGEMENT, LLC

These Regulations of SSP SERVICES MANAGEMENT, LLC are entered into by Sam L. Susser (the “Sole Member”). In consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby determines as follows:

ARTICLE 1

ARTICLE I ORGANIZATION OF THE COMPANY

1	Formation.

SSP SERVICES MANAGEMENT, LLC (the “Company”) is a limited liability company organized under the provisions of the Texas Limited Liability Company Act, as amended from time to time (the “Act”). The Articles of Organization (the “Articles”) have been filed on July 6, 2000 with the Secretary of State of the State of Texas.

2	Name.

The name of the Company is, and the business of the Company shall be conducted under the name of “SSP SERVICES MANAGEMENT, LLC” The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

3	Continuation and Term.

The Company was formed upon the issuance by the Secretary of State of the State of Texas of the Certificate of Organization for the Company. The Company’s existence shall be perpetual unless it is earlier terminated by the Sole Member.

4	Office.

The registered office of the Company required by the Act to be maintained in the State of Texas shall be at 4433 Baldwin Boulevard, Corpus Christi, Texas 78408. The registered agent for service of process at such address shall be Sam L. Susser.

5	Purpose.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

6	Members.

The name and business, residence or mailing address of the Sole Member is:

Name	Address
Sam L. Susser	4433 Baldwin Boulevard Corpus Christi, Texas 78408 Attention: Sam L. Susser

7	Management.

The Company will be managed by the Sole Member.

8	Capital Contribution.

The Member has contributed as its capital contribution to the Company the assets described on Exhibit A attached hereto and has received in exchange a one hundred percent (100%) limited liability company interest (as such term is defined in the Act) in the Company.

9	Additional Contributions.

No Member is required to make any additional capital contributions to the Company.

10	Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated one hundred percent (100%) to the Sole Member.

11	Distributions.

Distributions shall be made one hundred percent (100%) to the Sole Member of the Company at the times and in the aggregate amounts determined by the Sole Member.

12	Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Texas, all rights and remedies being governed by said laws.

13	Indemnification.

(a) The Sole Member shall not be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if the Sole Member’s conduct shall not have constituted gross negligence or willful misconduct.

(b) To the fullest extent permitted by law, the Sole Member shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, “Losses’) arising from any and all claims

(including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which he may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not he continued to be a Member or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Sole Member. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Sole Member or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify the Sole Member if he is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Sole Member is or was an agent of the Company, against any Losses incurred by the Sole Member in connection with the defense or settlement of such action; provided that the Sole Member shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Sole Member. The Company may advance the Sole Member any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Sole Member on behalf of the Company; and (ii) the Sole Member provides a written undertaking to repay to the Company the amounts of such advances in the event that the Sole Member is determined to be not entitled to indemnification hereunder.

(c) The indemnification provided by paragraph 13 shall not be deemed to be exclusive of any other rights to which the Sole Member may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the heirs, successors and administrators of the Sole Member.

(d) Any indemnification pursuant to this paragraph l3 will be payable only from the assets of the Company.

IN WITNESS WHEREOF, the Sole Member has executed these Regulations effective as of the 6th day of July, 2000.

SOLE MEMBER:

/s/ Sam L. Susser
Sam L. Susser

EXHIBIT A

Capital Contributions; Interests

Member	Capital Contribution	Interest
Sam L. Susser	40.4% limited partner interest in SSP Services, L.P.	100%